Exhibit 10.10

By and Between

NABRIVA Therapeutics AG

Leberstrasse 20

A-1110 Vienna, Austria

and

Talbot Advisors, LLC

POB2121

Anna Maria, FL 34216 USA

Table of Contents:

1.	SCOPE OF AGREEMENT	1
2.	PURPOSE OF AGREEMENT	1
3.	REMUNERATION	2
4.	AGREEMENT CONDITIONS	2
5.	TERM OF AGREEMENT	3
6.	PREMATURE TERMINATION	3
7.	OBLIGATIONS UPON TERMINATION	4
8.	INDEMNIFICATION	4
9.	LIABILITY	4
10.	INTELLECTUAL PROPERTY	4
11.	CONFIDENTIALITY	5
12.	MISCELLANEOUS	6
13.	APPLICABLE LAW	6

CONSULTANCY SERVICE AGREEMENT

On this 1st day of January 2014 (the “Effective Date”), this Consultancy Service Agreement (referred to hereinafter as the “Agreement”) is made by and between:

1	NABRIVA Therapeutics AG, a stock corporation, registered in accordance with laws of Austria and headquartered at Leberstrasse 20, A-1110 Vienna, Austria, represented herein by its executive board director, Ralf Schmid (referred to hereinafter as “NABRIVA”)

and

2	Talbot Advisors, LLC, POB 2121, Anna Maria, FL 34216 USA (referred to hereinafter as “Consultant”) and the Parties hereto (jointly referred to hereinafter as “Parties”, singly referred to as “Party”), covenant and agree as follows:

1.	SCOPE OF AGREEMENT

1.1.	NABRIVA hereby appoints Consultant as its non-exclusive and independent Consultant to provide NABRIVA with consulting services to perform various tasks as specified in Section 2 (the “Services”). Consultant hereby accepts such engagement upon the terms and conditions set forth herein.

1.2.	NABRIVA may at its sole discretion appoint further consultants without affecting this Agreement.

1.3.	NABRIVA at its sole discretion may use the information provided by Consultant, but shall in no way be obliged to follow any given service.

1.4.	The appointment of Consultant shall in no way be considered to be an employment, a partnership, a joint venture or any other similar direct relationship between NABRIVA and Consultant.

1.5.	For the avoidance of doubt, NABRIVA has no obligation whatsoever to consummate any minimum time of consultancy under this Agreement. Any Services under this Agreement are subject to the prior authorization of NABRIVA.

2.	PURPOSE OF AGREEMENT

2.1.	Consultant undertakes to render consulting services related but not limited to the development programs of Nabrivas products, focusing on clinical strategy and studies that meet regulatory authority, in particular FDA, requirements.

2.2.	Consultant undertakes to cooperate with and assist NABRIVA’s employees or any third party in any way as reasonably requested by NABRIVA, with the exception that Consultant will attend NABRIVA’s meetings with regulatory agencies at its sole discretion.

2.3.	NABRIVA shall provide such documentation to Consultant as may at the discretion of NABRIVA be reasonably sufficient for the Consultant to deliver the Services. However. Consultant may request additional information if Consultant determines that the documentation provided is insufficient for it to appropriately render the Services; if such information is not forthcoming, Consultant may decline at its sole discretion to provide the Services requested by NABRIVA.

3.	REMUNERATION

3.1.	For the remuneration of the Services rendered by Consultant under this Agreement, NABRIVA shall pay Consultant a rate of 4.000 € (four thousand EURO) per day (a “day” being defined as > 7 hours) or 500 € (five hundred EURO) per hour, respectively. Travel is reimbursed at 250 EURO (two hundred and fifty EURO) per hour, except that Consultant agrees to waive such remuneration for transatlantic travel. This waiver shall not constitute a waiver for any other provision in this Agreement. This remuneration includes all side costs and expenses, including, but not limited to, photocopy, telephone or facsimile charges,

3.2.	Travel expenses, including travel, accommodation and meals, will be reimbursed at cost against receipt, subject to the prior authorization of traveling by NABRIVA. It is agreed that Consultant’s short-range domestic air travel shall be in economy class, long-range domestic air travel (flights exceeding two hours) shall be in first class, and international travel shall be in business class.

3.3.	The remuneration shall be payable monthly in arrears and become due against invoice within 2 (two) weeks after receipt of invoice. The Consultant shall furnish in a reasonable manner time sheets and attendance records, along with vouchers and receipts with respect to any claims of travel expenses, as far as applicable.

3.4.	Consultant shall submit the details of the account the remuneration shall be transferred to with the signature under this Agreement.

3.5.	All such compensation shall be payable without deduction, including no deduction for federal income, social security, or state income taxes.

3.6.	Any taxes, fees or other contributions imposed shall be paid by and shall be under Consultant’s liability.

3.7.	The remuneration set forth in this Article shall be the only payment made by NABRIVA for rendering the Services.

4.	AGREEMENT CONDITIONS

In consideration of this Agreement, Consultant undertakes;

4.1.	To dedicate all its reasonable efforts to the performance of the Services (i) in accordance with sound business and business consulting techniques; (ii) take into account new technologies in technique where applicable, (iii) in a cost effective manner;

4.2.	Unless agreed otherwise in writing and to the extent permissible by law, to grant and assign to NABRIVA the entire right, title and interest in and to all work product created by Consultant hereunder;

4.3.	To be cognizant of NABRIVA’s corporate purpose; notwithstanding the foregoing, it is understood and agreed by NABRIVA that Consulant currently maintains consulting agreements with other companies involved directly and/or indirectly in the area of pharmaceutical drug research, development, manufacturing, marketing and distribution. NABRIVA acknowledges and accepts that Consultant may have to excuse itself from certain discussions that might unintentionally or unavoidably compromise other consulting agreements, Further, NABRIVA agrees that Consultant’s consulting and/or employment agreements and related activities shall not constitute a breach of this Agreement or warrant any reduction in the Fees paid to Consultant hereunder.

4.4.	Not to enter into any legally binding commitment on behalf of NABRIVA or any of its affiliates unless Consultant is expressly and in writing authorized to do so.

5.	TERM OF AGREEMENT

5.1.	This Agreement is entered into on the Effective Date and shall remain in force for 1 year, unless terminated in writing for convenience by either Party with 1 (one) month notice to the other Party.

6.	PREMATURE TERMINATION

6.1.	Notwithstanding Section 5 above this Agreement may be terminated in writing without giving notice;

(i)	forthwith by either Party in the event, that the other Party is declared insolvent or bankrupt or it has filed a petition in bankruptcy or makes any arrangement or trust mortgage for the benefit of creditors, or if a receiver, liquidator, guardian, conservator, trustee in bankruptcy or a similar body has officially or semi-officially been appointed by a competent court to take charge of all or part of that Party’s property or business;

(ii)	forthwith by NABRIVA in the event, that the Consultant has committed a material breach of its duties as set forth in this Agreement and Consultant failed to rectify such breach within 15 (fifteen) days from the date of having been duly notified by or on behalf of NABRIVA;

(iii)	forthwith by Consultant in the event, that consultancy time is less than 4 days a year; in addition, that NABRIVA has committed a material breach of its duties as set forth in this Agreement and NABRIVA failed to rectify such breach within 15 (fifteen) days from the date of having been duly notified by Consultant,

(iv)	by mutual agreement of the Parties.

6.2.	Any termination as per the provisions of this Agreement does not prejudice or deprive either Party from any other right it may have by the applicable law or under this Agreement.

7.	OBLIGATIONS UPON TERMINATION

7.1.	Upon termination of this Agreement for whatsoever reason, Consultant shall return forthwith to NABRIVA all written records and other data or information of NABRIVA in possession of Consultant, including any papers and copies prepared by Consultant or third parties, whether confidential or not, and as from the end of the relationship those records and papers shall no longer be used by Consultant in whatsoever manner.

7.2.	Upon termination of this Agreement NABRIVA is under no circumstances obliged to pay any kind of compensation with regard to the termination of this Agreement, regardless whether NABRIVA will continue its business activities with one or more Consultants or NABRIVA terminated this Agreement Notwithstanding the foregoing, NABRIVA shall be obliged to remunerate Consultant in full for any Services provided prior to termination of the Agreement.

8.	INDEMNIFICATION

8.1.	NABRIVA shall indemnify, defend and hold harmless Consultant, its officers, directors, and employees from and against any and all liabilities, claims, suits, losses, expenses (including reasonable attorneys’ fees and legal expenses), and costs (collectively “Claims”) resulting from or arising out of Consultant’s performance of the Services hereunder. Termination of Consultant’s engagement shall not affect Consultant’s right to indemnification for any Claims that arise out of any acts or omissions that occurred prior to the date of termination.

9.	LIABILITY

9.1.	The Consultant shall not be liable for any damage to NABRIVA caused by the advice or recommendations provided by the Consultant.

10.	INTELLECTUAL PROPERTY

10.1.	The intellectual property, including, but not limited to, patents, application processes, copyrights, trademarks, logos, trade names, licenses, exemptions (hereinafter referred to as “Intellectual Property”) of NABRIVA shall remain the exclusive property of NABRIVA. Consultant shall recognize and honour at all times the validity and the ownership of the Intellectual Property of the other Party and may at no time during the life of this Agreement nor after its termination contest such Intellectual Property.

10.2.	The owner of the Intellectual Property may at its sole discretion decide, whether and when to apply for the registration(s) of any trademark(s) and/or patent(s) or other Intellectual Property.

10.3.	It is expressly understood that all discoveries or inventions arising from the result of the Services, which may include inventions, whether patentable or not. shall be the sole and absolute property of NABRIVA.

10.4.	NABRIVA shall have the sole prerogative to seek or not seek at its own expense patent protection for any inventions or discoveries relating to the results of the Services. The Consultant undertakes to sign and execute and do at NABRIVA’s expense all such deeds, documents and things which in NABRIVA’s opinion may be necessary and desirable to vest the Intellectual Property and any patents or patent application relating thereto in NABRIVA together with all other rights which may belong or accrue thereto. Consultant shall be reimbursed for its time spent in such activities at the rates defined in Section 3 of this Agreement.

11.	CONFIDENTIALITY

11.1.	Consultant acknowledges and agrees that its relationship with NABRIVA is based on a relationship of confidence and trust between the Parties with respect to any and all confidential information obtained by Consultant when performing its activities under this Agreement, which include, but are not limited to. technical, administrative or commercial knowledge regarding the internal organization of NABRIVA, as well as reports, services previously performed, inventions, designs, improvements, and other intellectual property, trade secrets, manufacturing and research processes, formulae, technology, marketing and business strategies, and any other information (hereinafter referred to as “Confidential Information”).

11.2.	In view of the relationship of confidence and trust established between the Parties under this Agreement, Consultant undertakes not to disclose, directly or indirectly, to any third person, during the term of this Agreement and any time after its termination, the Confidential Information or any other written documents and copies thereof developed or made by Consultant when performing its activities under this Agreement, or any and all other materials related to the Confidential Information of NABRIVA which Consultant may obtain under this Agreement and which in any manner are related thereto, and to keep such knowledge and information strictly confidential. For the purpose of this Agreement, Confidential Information shall not include, a) Information known or developed by either Party or rightfully in its possession prior to this Agreement; b) Information in the public domain prior to its disclosure by one Party to the other, or which comes within the public domain by publication or other means at no fault of either Party; c) Information disclosed to either Party by third parties under no obligation to maintain such information in confidence and having the rights to disclose same; d) Information developed for or known by either Party independently of the disclosures made under this Agreement; e) Information that is required to be disclosed by law, government regulation, or court order.

11.3.	In the event that the Consultant becomes compelled (pursuant to any law or regulation, court order or other regulatory requirement) to disclose any part of the Confidential Information, the Consultant shall promptly (and, in any event, before complying with any such requirement) notify NABRIVA in writing of the same and of the action which is proposed to be taken in response.

11.4.	It is understood and agreed by NABRIVA that Consultant will not, during its provision of Services, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer, or other person or entity with whom Consultant has an agreement or duty to keep in confidence information acquired in confidence, if any.

12.	MISCELLANEOUS

12.1.	Any waiver, modification, alteration, and/or addition to this Agreement or any of its provisions shall not be binding on either Party unless it has been made in writing and was duly signed by authorized representatives of the concerned Parties.

12.2.	This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof except expressly provided otherwise herein. It cancels, replaces and supersedes all previous verbal or written agreement between the Parties.

12.3.	The invalidity of any term, condition or stipulation of this Agreement shall not affect the validity of the remaining terms, conditions or stipulations of this Agreement nor shall it cause the invalidity of the Agreement in its totality.

12.4.	This Agreement may not be transferred, assigned, pledged or otherwise disposed, in whole or in part, without the prior written approval of the other Party.

12.5.	Section 8, 9, 10 and 11 shall survive the term of this Agreement.

12.6.	NABRIVA shall not use Consultant’s name or that of any of its personnel without Consultant’s prior written approval.

13.	APPLICABLE LAW

13.1.	This Agreement shall be governed by the Laws of Austria. Any law suit shall be referred to the Commercial Court competent for the 11th district in Vienna.

13.2.	No provision of this Agreement shall be interpreted in a way contradicting to the law agreed upon, which shall be applied complementary and which shall be given preponderance over any incompatibility with this Agreement.

The Parties hereto have caused this Agreement to be executed in duplicate.

Signatures:

Date: 29 Jan. 2014	Date: 29 Jan 2014

/s/ Ralf Schmid	/s/ George H. Talbot, MD
AMBRIVA Therapeutics AG	Talbot Advisors. LLC
Ralf Schmid	Dr. George H. Talbot